UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT SCHEDULE 14A INFORMATION

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Res-Care, Inc.
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News Release ResCare • 9901 Linn Station Road • Louisville, Kentucky 40223 • Phone: 502.394.2100 • www.rescare.com

Contact:	David W. Miles
Chief Financial Officer
502-394-2137

RESCARE TO INITIATE REFINANCING

LOUISVILLE, KY (November 23, 2010) — ResCare, Inc. (NASDAQ: RSCR) today announced that the Company has initiated a process to raise up to $390 million through the issuance of new indebtedness.  Proceeds would be used to refinance existing indebtedness, repay a portion of the amounts used to purchase the Company’s common shares in the tender offer by Onex Rescare Acquisition LLC, an affiliate of Onex Partners III LP and Onex Corporation, and purchase the outstanding public equity shares of the Company in the second-step share exchange through which Onex Rescare Acquisition LLC will complete its acquisition of all of the equity shares of ResCare.  Completion of the refinancing is subject to market conditions and is not a condition to closing the second-step share exchange.

About ResCare

ResCare, with more than 35 years of experience helping people reach their highest level of independence, is one of the largest providers of home care to the elderly and persons with disabilities.  It also offers residential and support services to people with intellectual and developmental disabilities and provides education, vocational training and job placement for people of all ages and skill levels.  Based in Louisville, Kentucky, ResCare and its nearly 50,000 dedicated employees serve more than a million people a year in 41 states, Washington, D.C., Puerto Rico and a number of international locations.  For more information about ResCare, please visit the Company’s website at www.rescare.com.

Important Information

In connection with the proposed share exchange, ResCare plans to file a proxy statement with the SEC relating to the solicitation of proxies from its shareholders in connection with a special meeting of shareholders of ResCare to be held for the purpose of voting on the adoption of the share exchange agreement and approval of the share exchange.  Before making any voting decision with respect to the proposed transaction, investors and security holders are urged to read the proxy statement and other relevant materials when they become available because they will contain important information about the proposed transaction.  The proxy statement (when available) and any other documents filed by ResCare with the SEC may be obtained free of charge at the SEC’s website at www.sec.gov or from ResCare by directing a request to Res-Care, Inc., 9901 Linn Station Road, Louisville, Kentucky 40223, Attn: David W. Miles, Chief Financial Officer; telephone (502) 394-2100, or on the Company’s corporate website at www.rescare.com.

ResCare and its executive officers, directors and other members of its management and employees may be deemed to be participants in the solicitation of proxies from ResCare’s shareholders with respect to the proposed share exchange.  Information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be set forth in the proxy statement and other relevant materials to be filed with the SEC. Information regarding ResCare’s directors and executive officers is available in ResCare’s definitive proxy statement for the Company’s 2010 annual meeting of shareholders filed with the SEC on April 27, 2010.  The proxy statement for the special meeting (when available) and any other documents filed by ResCare with the SEC may be obtained free of charge at the SEC’s website at www.sec.gov or from ResCare by directing a request to Res-Care, Inc., 9901 Linn Station Road, Louisville, Kentucky 40223, Attn: David W. Miles, Chief Financial Officer; telephone (502) 394-2100, or on the Company’s corporate website at www.rescare.com.

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